Exhibit 5.1

February 7, 2011

Brownstein Hyatt Farber Schreck, LLP
410 Seventeenth Street, Suite 2200
Denver, Colorado 80202-4437
T 303.223.1100 F 303.223.1111

Board of Directors
Recovery Energy, Inc.
1515 Wynkopp St. Suite 200
Denver, CO 80202

Ladies and Gentlemen:

We are acting as special counsel to Recovery Energy, Inc., a Nevada corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Act"), of the Registration Statement on Form S-1, including any amendments thereto (the "Registration Statement"). The Registration Statement relates to the offer and sale by the selling stockholders identified in the Registration Statement of up to 24,161,669 shares (the "Shares") of common stock, par value $0.0001 per share, of the Company ("Common Stock"). This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K promulgated under the Act.

In reaching the opinion stated in this letter, we have reviewed originals or copies of (I) the Registration Statement, (II) the Company’s Articles of Incorporation and Bylaws, (III) the resolutions of the Board of Directors authorizing the issuance of the Shares, and (IV) such other documents as we have considered relevant. We have assumed that: (a) all information contained in all documents that we have reviewed is correct; (b) all signatures on all documents that we have reviewed are genuine; (c) all documents submitted to us as originals are true and complete; (d) all documents submitted to us as copies are true and complete copies of the originals thereof; and (e) each natural person signing any document that we have reviewed had the legal capacity to do so.

Based upon the foregoing, it is our opinion that (1) the Shares that are currently outstanding have been duly authorized, validly issued, fully paid and non-assessable, and (2) the Shares that are issuable upon exercise of warrants, when issued in accordance with the terms of such warrants, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading "Legal Matters" therein. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

As to the foregoing matters with respect to which we express our opinion, we advise that we are admitted to practice in the State of Nevada, and do not render any opinion as to legal matters subject to or governed by laws other than the State of Nevada or United States federal jurisprudence.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP
BROWNSTEIN HYATT FARBER SCHRECK, LLP

410 Seventeenth Street, Suite 2200 | Denver, CO 80202-4432303.223.1100 tel
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